SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 10, 2000

IMMUNE RESPONSE, INC.
(Exact name of registrant as specified in its charter)

Colorado	33-17922-C	84-0950197

(State or other	(Commission File No.)	(IRS Employer

jurisdiction of		Identification Number)

incorporation or

organization)

7001 Post Road, Suite 100
Dublin, Ohio 43016
(614) 336-2000
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

7315 East Peakview Avenue
Englewood, Colorado 80111
(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant/Item 2. Acquisition or Disposition of Assets

      On December 9, 1999, Immune Response, Inc., a Colorado corporation (the “Company”), Opticon Acquisition Corporation, a Delaware corporation (“Sub”), and Opticon Medical, Inc., an Iowa corporation (“Opticon”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), providing for the merger of Opticon with and into Sub (the “Merger”).

      The Merger Agreement was approved by the Company, acting as sole shareholder of Sub, on December 9, 1999. The shareholders of Opticon approved and adopted the Merger Agreement at a special meeting held on January 28, 2000.

      At the Effective Date of the Merger, each outstanding share of Common Stock, no par value, Series A Preferred Stock, no par value, and Series B Preferred Stock, no par value, of Opticon, totaling 4,482,906 shares (the “Opticon Stock”) and held by approximately 88 shareholders, was converted into the right to receive 1.23 shares of common stock, $.0001 par value, of the Company (the “Company Common Stock”), so that, in the aggregate, the holders of Opticon Stock would, on the Effective Date, hold 80% of the outstanding Company Common Stock, on a fully diluted basis, and the then current shareholders of the Company would hold, in the aggregate, 20% of the outstanding Company Common Stock on a fully diluted basis. No fractional shares were issued. All fractional shares of Company Common Stock to which a holder of Opticon Stock would otherwise be entitled at the Effective Date were aggregated, and any fractional share resulting from such aggregation was rounded to the nearest whole. All shares issued pursuant to the Merger Agreement were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Act”).

      No other consideration was provided in connection with the Merger. The merger consideration was determined based upon arms-length negotiations between the Company and Opticon.

      The Merger Agreement additionally provided that the Company assume Opticon’s rights and obligations under all of Opticon’s outstanding options and warrants and other purchase rights. On the Effective Date, the right of any holder of an outstanding option, warrant, or other purchase right, was converted into the right to receive the number of shares of Company Common Stock as would have been issued or delivered to the holder if it had exercised the warrant or option and received the shares of Opticon Stock upon such exercise immediately prior to the effectiveness of the Merger. At the Effective Date, there were outstanding an aggregate of 1,968,517 Opticon options and warrants.

      Prior to the Effective Date, the Company had a total of 1,983,526 shares of Company Common Stock issued and outstanding following a one-for-three reverse stock split approved by the Company shareholders on January 20, 2000. It is expected that up to approximately 5,513,974 shares of Company Common Stock will be issued upon conversion of the outstanding shares of Opticon Stock, causing the Company to have a total of 7,497,500 shares of Company Common Stock issued and outstanding. If all of the Opticon options and warrants were to be exercised, approximately another 2,421,276 shares of Company Common Stock would be issued.

      Pursuant to the Merger Agreement, the directors of the Company in place prior to the Closing of the Merger tendered their resignations from the Board of Directors on the Effective Date and appointed such persons to the Board of Directors as were designated by Opticon. As a result, the officers and directors of Opticon in place prior to the Effective Date replaced the officers and directors of the Company and Sub.

      Simultaneously with the Merger, the Company entered into Securities Purchase Agreements with certain investors (the “Investors”) whereby the Company agreed to sell, and the Investors to purchase $3,000,000 in principal amount of 6% Redeemable Convertible Debentures (“Debentures”), and warrants to purchase 300,000 shares of Company Common Stock (“Warrants”), for an aggregate purchase price of $3,000,000. The Debentures bear interest at the rate of 6% per annum, and are due three years from the date of issuance. The Warrants are exercisable at a price equal to 120% of the average closing bid price of Company Common Stock for the five trading days prior to the closing of their sale. The Debentures are convertible from time to time at the option of the holder into shares of Company Common Stock at a conversion price equal to 65% of the average closing bid price of Company Common Stock for the 5 business days prior to conversion. Both the Debentures and the Warrants have adjustment features to compensate for the dilutive issuance by the Company of common equity (or options, warrants or other rights convertible into or exercisable for common equity) while the Debentures and Warrants remain outstanding. The Company also entered into a Registration Rights Agreement pursuant to which it will be required to file and keep effective a registration statement under the Securities Act of 1933 for the resale by the Investors of shares of Company Common Stock issuable on conversion of the Debentures or exercise of the Warrants, and the Company will incur substantial penalties if the registration statement is not declared effective within 180 days of the closing of the sale of the Debentures and Warrants. The closing of the sale of the Debentures and Warrants occurred immediately following the effectiveness of the Merger. The Company’s net proceeds from this transaction, after payment of fees and expenses, is estimated to be approximately $2,500,000.

      At the option of the Company, the Debentures are exchangeable for shares of preferred stock of the Company with rights (including conversion rights), preferences and other terms substantially equivalent to the terms of the Debentures.

      On November 29, 1999, Opticon issued a Promissory Note to Immune for the sum of $100,000. The loan was made for the purpose of covering Opticon’s operating expenses pending the Merger. Immune financed the loan through a Private Placement Offering in October 1999.

Item 7.		Financial Statements and Exhibits

	(a)	No financial statements are filed herewith. The Company is required to file financial statements not later than 60 days after the date that this Current Report on Form 8-K must be filed.

	(b)	No pro forma financial information of Article 11 of Regulation S-X regarding the transaction described in Items 1 and 2 above is filed herewith. The Company is required to file pro forma financial information not later than 60 days after the date that this Current Report on Form 8-K must be filed.

	(c)	The Exhibit Index is located on page 6.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE RESPONSE, INC.

Date: March 10, 2000	By:	/s/ William J. Post

William J. Post

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of December 9, 1999, among Immune Response, Inc., Opticon Medical, Inc., and Opticon Acquisition Corporation.

99.1	Promissory Note, dated November 29, 1999.

6